UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. 1)

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Stratos International, Inc.

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STRATOS INTERNATIONAL, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On September 13, 2005
To the Stockholders of Stratos International, Inc.
      Notice is hereby given that the annual meeting of stockholders of Stratos International, Inc. will be held on Tuesday, September 13, 2005, at 3:00 p.m. at the company’s corporate headquarters located at 7444 W. Wilson Ave, Chicago, Illinois, for the following purposes:

1. To elect seven directors to hold office for one-year terms and until their successors are elected and qualified.

2. To approve an amendment to Stratos’ Restated Certificate of Incorporation to reduce the number of shares of authorized common stock from 100,000,000 to 20,000,000.

3. To approve an amendment to Stratos’ Restated Certificate of Incorporation to reduce the number of shares of authorized preferred stock from 5,000,000 to 1,000,000.

4. To approve an amendment to the Stratos Lightwave, Inc. 2003 Stock Plan to increase the share reserve under the plan by 1,330,000 shares.

5. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.
      Stratos’ board of directors has fixed the close of business on Friday, August 5, 2005, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof.
      It is important that your shares be represented and voted at the meeting.
      Whether or not you plan to attend the annual meeting, please complete, sign, date and mail the enclosed proxy card in the enclosed postage-paid envelope, or vote by telephone or via the Internet in accordance with the instructions provided. Please do not submit a proxy card if you have voted by telephone or via the Internet. If you decide to attend the annual meeting, you may revoke your proxy and vote your shares in person.
      Thank you for your continued support.

By order of the Board of Directors.

Phillip A. Harris
President and Chief Executive Officer
Chicago, Illinois
August 12, 2005

QUESTIONS & ANSWERS REGARDING THE MEETING AND PROPOSALS
Question 1: What is the purpose of the annual meeting?
Answer: At the meeting, stockholders will be asked to vote on:

•	the election of directors;

•	an amendment to Stratos’ Restated Certificate of Incorporation to reduce the number of authorized shares of common stock from 100,000,000 to 20,000,000;

•	an amendment to Stratos’ Restated Certificate of Incorporation to reduce the number of authorized shares of preferred stock from 5,000,000 to 1,000,000; and

•	an amendment to the Stratos Lightwave, Inc. 2003 Stock Plan to increase the number of shares reserved under the plan by 1,330,000 shares.

We will also transact such other business as may properly come before the meeting.
Question 2: Who is being nominated for election at the meeting?
Answer: The board has nominated the following seven directors, each to serve a one-year term until the annual meeting following the end of the 2006 fiscal year and until their successors are duly elected and qualify: Reginald W. Barrett, Kenne P. Bristol, Phillip A. Harris, David Y. Howe, Charles Daniel Nelsen, Edward J. O’Connell and Newell V. Starks. Each of the seven board nominees is an incumbent director with the exception of Mr. Bristol.
Question 3: How does the board recommend that stockholders vote on the various proposals?
Answer: If no instructions are indicated on your proxy, the representatives holding proxies will vote in accordance with the recommendations of the board. The board has unanimously recommended that stockholders vote FOR the board’s nominees and FOR the proposals to amend Stratos’ Restated Certificate of Incorporation and the Stratos Lightwave, Inc. 2003 Stock Plan.
Question 4: Who is entitled to vote?
Answer: Stockholders of record at the close of business on August 5, 2005, the record date for the meeting, are entitled to notice of and to vote at the meeting. Each of the shares of common stock and Series B Preferred stock outstanding on the record date is entitled to one vote on all matters to be voted upon at the meeting.
Question 5: What is the required quorum for the meeting?
Answer: The holders of at least a majority of the outstanding shares of common stock and Series B Preferred stock must be represented at the meeting, either in person or by proxy, in order to constitute a quorum permitting business to be conducted at the meeting. If you complete, execute and return valid proxy instructions (in writing, by phone or by Internet) or attend the meeting and vote in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any or all matters introduced at the meeting.
Question 6: How do I vote?
Answer: Your vote is very important. Stockholders can vote in person at the meeting or authorize proxies to cast their votes by proxy. If your shares are held in a brokerage account, you must request instructions from your broker to be able to vote at the meeting.
Most stockholders will have a choice of proxy voting over the Internet at http://www.proxyvoting.com/stlw, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you. If you proxy vote by Internet or telephone, you do NOT need to return your proxy card. If you return your proxy card, the individuals named on the proxy card as proxy holders will vote your shares in accordance with your instructions. You may specify whether your shares should be voted for all, some or none of the nominees for director and whether your shares should be voted for or against the other proposals. If you execute an otherwise valid proxy card but do not provide voting instructions, the persons named as proxies will cast your votes FOR the Board’s nominees and FOR the proposals to amend Stratos’ Restated Certificate of Incorporation and the Stratos Lightwave, Inc. 2003 Stock Plan.
Question 7: Can I revoke or change my proxy?
Answer: Yes. You may change or revoke your proxy at any time before the meeting by timely delivery of a properly executed, later-dated proxy (including an Internet or phone vote), by sending a written revocation to the corporate secretary of Stratos at our address listed on the accompanying notice of meeting, or by attending and voting in person at the meeting.
You may also revoke your proxy by attending the meeting and voting in person, but attendance at the meeting will not by itself revoke a previously granted proxy.

STRATOS INTERNATIONAL, INC.
7444 West Wilson Avenue
Chicago, Illinois 60706
PROXY STATEMENT
Annual Meeting of Stockholders
To Be Held On September 13, 2005
INTRODUCTION
General
      This proxy statement is being furnished to you in connection with the solicitation of proxies by and on behalf of the board of directors of Stratos International, Inc. (“Stratos”), for use at the annual meeting of stockholders to be held on Tuesday, September 13, 2005, at 3:00 p.m., Chicago time, at Stratos’ corporate headquarters located at 7444 W. Wilson Ave, Chicago, Illinois, and at any adjournment or postponement of the annual meeting. This proxy statement and the accompanying proxy card are first being mailed to stockholders entitled to vote at the annual meeting on or about August 12, 2005.
Purpose of the Annual Meeting
      At the annual meeting, stockholders will be asked: (1) to elect seven nominees, to serve as directors of Stratos until the next annual meeting of stockholders or until their successors are duly elected and qualified; (2) to vote on a proposal to amend Stratos’ Restated Certificate of Incorporation to reduce the number of authorized shares of common stock from 100,000,000 to 20,000,000; (3) to vote on a proposal to amend Stratos’ Restated Certificate of Incorporation to reduce the number of authorized shares of preferred stock from 5,000,000 to 1,000,000; (4) to vote on a proposal to amend the Stratos Lightwave, Inc. 2003 Stock Plan to increase the share reserve under the plan by 1,330,000 shares and (5) to transact such other business as may properly be brought before the annual meeting. Our board recommends a vote “FOR” the election of the seven nominees for director listed below and “FOR” the proposals to amend Stratos’ Restated Certificate of Incorporation and the Stratos Lightwave, Inc. 2003 Stock Plan.
Quorum; Votes Required
      The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock, par value $0.01 per share, and our Series B Preferred stock, par value $0.01 per share, is necessary to constitute a quorum at the annual meeting. Only stockholders of record at the close of business on the record date, August 5, 2005, will be entitled to notice of, and to vote at, the annual meeting. As of the record date, there were 14,580,123 shares of common stock and 49,989 shares of Series B Preferred stock issued and outstanding. Each share of common stock and each share of Series B Preferred stock entitle the holder to one vote on all matters to be voted upon at the annual meeting. Once a quorum is present, the affirmative vote of a majority of the votes eligible to be cast on the subject matter shall be the act of the stockholders.
      Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum at the annual meeting. Generally, broker non-votes occur when shares held by a broker or nominee for a beneficial owner are not voted with respect to a particular proposal because the broker or nominee has not received voting instructions from the beneficial owner and the broker or nominee lacks discretionary power to vote such shares. Although abstentions and broker non-votes are counted as present in determining whether we have a quorum, they will not be counted or deemed to be present for purposes of determining whether stockholders have approved a matter. Please note that banks and brokers cannot vote shares held on behalf of their clients on “non-routine” matters, such as Proposal 4 to approve an amendment to increase the number of shares reserved under the Stratos Lightwave, Inc. 2003 Stock Plan.

      All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a stockholder specifies by means of his or her proxy a choice with respect to any proposal, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in accordance with the recommendations of the board of directors. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.
      For Proposal 1, the election of directors, the director nominees will be elected by a plurality of the votes cast. Abstentions and broker non-votes will not be counted for the purpose of determining whether the director nominee has been elected.
      For Proposal 2, to amend our Restated Certificate of Incorporation to reduce the number of authorized shares of common stock, the affirmative vote of: (1) the holders of a majority of the outstanding shares of our common stock and Series B Preferred stock entitled to vote, voting together as a single class, and (2) the holders of a majority of the outstanding shares of our common stock entitled to vote, voting as a separate class, will be required. For Proposal 3, to amend our Restated Certificate of Incorporation to reduce the number of authorized shares of preferred stock, the affirmative vote of: (1) the holders of a majority of the outstanding shares of our common stock and Series B Preferred stock entitled to vote, voting together as a single class, and (2) the holders of a majority of the outstanding shares of our Series B Preferred stock entitled to vote, voting as a separate class, will be required. As a result, abstentions and broker non-votes will have the same effect as negative votes with respect to Proposals 2 and 3.
      For Proposal 4, to amend the Stratos Lightwave, Inc. 2003 Stock Plan to increase the number of shares reserved under the plan, the affirmative vote of a majority of the shares of common stock and Series B Preferred Stock, voting together as a single class, that are entitled to vote and are voted affirmatively or negatively with respect to the proposal at the meeting, will be required. As a result, abstentions and broker non-votes will not affect the voting results for purposes of determining whether Proposal 4 has been approved.
Revoking Your Proxy
      If you decide to change your vote, you may revoke your proxy at any time before it is voted. You may revoke your proxy by notifying our corporate secretary in writing that you wish to revoke your proxy at the following address: Stratos International, Inc., 7444 West Wilson Avenue, Chicago, Illinois 60706, Attention: corporate secretary. You may also revoke your proxy by submitting a duly executed proxy bearing a later date, by voting by telephone or via the internet on a later date, or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.
Proxy Solicitation and Expenses
      We will bear the entire cost of the solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock and preferred stock beneficially owned by others to be forwarded to such beneficial owners. We may reimburse persons for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telecopy or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers and other regular employees for such services.
PROPOSAL 1 — ELECTION OF BOARD OF DIRECTORS
Directors and Director Nominees
      The terms of all of our directors will expire at the annual meeting and the seven nominees listed below will be elected to a one-year term expiring at our annual meeting following the end of our 2006 fiscal year.

      All nominees are currently directors of Stratos, other than Mr. Bristol.

	Age	Principal Occupation

Reginald W. Barrett	77	Mr. Barrett has served as a director of Stratos since November 2003. Mr. Barrett is Chairman of the Stratos board of directors and Chairman of its compensation committee and, since December 2004, also Chairman of Stratos’ corporate governance and nominating committee. Mr. Barrett is President and Chief Executive Officer of Clements National Company (a manufacturer of electrical and hot air products). Mr. Barrett was a director of Sterling from 1991 through the closing of Stratos’ acquisition of Sterling in November 2003. From 1982 until his retirement in 1990, Mr. Barrett served as President of Pyle National, which became part of Brintec Corporation (a connector manufacturer).
Kenne P. Bristol	62	Mr. Bristol has not previously been a member of our board of directors. Prior to his retirement in September 2004, Mr. Bristol served as the Chairman of the Alliance Bancorp Division of Charter One Financial, Inc., a Nasdaq-listed banking company, from July 2001 to September 2004. Mr. Bristol also served as President, Chief Executive Officer and a Director of Alliance Bancorp, Inc., and its primary subsidiary Liberty Federal Bank, from July 1992 until it was acquired by Charter One Financial, Inc. in July 2001. Prior to its acquisition, Alliance Bancorp, Inc., was a Nasdaq-listed public company.
Phillip A. Harris	58	Mr. Harris has served as President and Chief Executive Officer of Stratos since December 2004 and as a director of Stratos since November 2003. Prior to being elected as President and Chief Executive Officer, Mr. Harris served as Chairman of the corporate governance and nominating committee and as a member of the compensation committee. Mr. Harris was a director of Sterling Holding Company (“Sterling”) from 2002 through the closing of Stratos’ acquisition of Sterling in November 2003. Mr. Harris was Executive Vice President of Sprint North Supply (a telecommunications equipment distributor) from 1994 until his retirement in 2001. From 1978 until 1994, Mr. Harris held a number of senior operating positions with Sprint Corporation (a telecommunications provider).
David Y. Howe	41	Mr. Howe has served as a director of Stratos since November 2003. During 2004, Mr. Howe was a member of the Stratos compensation committee and, since December 2004, the Stratos audit committee. Mr. Howe was a director of Sterling from 1997 through the closing of Stratos’ acquisition of Sterling in November 2003. Mr. Howe served as a Managing Director and Partner at Lightyear Capital, a private equity firm, from 2003 through June 2005. From 1993 until joining Lightyear in 2003, Mr. Howe was employed by Citicorp Venture Capital, most recently as a Partner. Mr. Howe is a director of Private Business, Inc., a supplier of financial technology to community banks and small businesses.

	Age	Principal Occupation

Charles Daniel Nelsen	42	Mr. Nelsen has served as a director of Stratos since June 2000. During 2004, Mr. Nelsen was a member of the Stratos corporate development and corporate governance and nominating committees and was appointed as a member of the audit committee in December 2004. In 2004, Mr. Nelsen became Director of Global Supply Chain Strategy and Planning for Motorola Inc.’s Networks Business and from 2000 to 2004, Mr. Nelsen had been Director of Global Supply Chain Strategy for Motorola Inc.’s Global Telecom Solutions Sector. From 1998 to 2000, Mr. Nelsen served as Senior Manager, Supply Chain of A.T. Kearney, an international consulting firm. From 1994 to 1998, Mr. Nelsen held the positions of Managing Associate, Senior Associate and Associate at Coopers & Lybrand Consulting.
Edward J. O’Connell	53	Mr. O’Connell has served as a director of Stratos since June 2000. During 2004, Mr. O’Connell was Chairman of the audit committee and a member of the compensation committee. Mr. O’Connell has been Chief Financial Officer of Gardner, Carton & Douglas, a provider of professional legal services, since 2000. From 1999 to 2000, Mr. O’Connell served as Chief Financial Officer of Hey Company, LLC, a company involved with e-commerce. From 1998 to 1999, Mr. O’Connell served as the Senior Vice President of Finance and Administration , Chief Financial Officer and Secretary of ebix.com, a software, consulting services and e-commerce company. From 1995 to 1998, Mr. O’Connell served as Chief Operating Officer and Chief Financial Officer for Keck, Mahin & Cate, a provider of legal professional services.
Newell V. Starks	53	Mr. Starks has served as a director, Chief Strategy Officer and Vice Chairman of the board of directors of Stratos since November 2003. He was Chairman of Sterling’s board of directors during 2003 and a director of Sterling from its organization in 1989 through the closing of Stratos’ acquisition of Sterling in November 2003. From 1984 until 1991, Mr. Starks was employed by CVC, most recently as Vice President, where he was in charge of CVC’s initial investment in Sterling. Since leaving CVC, Mr. Starks has served as a private consultant to technology companies, including Sterling, on strategic matters and also has been a private investor.
      YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION TO THE BOARD OF THESE SEVEN NOMINEES.
Board Meetings and Committees
      During our 2005 fiscal year ended April 30, 2005, our board of directors held 13 meetings. During that period our audit committee held six meetings, our compensation committee held 19 meetings, and our corporate governance and nominating committee held three meetings. Attendance at board and committee meetings was at least 75% for each director. In December 2004, the board of directors elected to terminate the development committee.
      Stratos’ board of directors has determined that Messrs. Barrett, Howe, O’Connell and Nelsen are independent within the meaning of applicable rules of the NASDAQ National Market. The board of directors holds executive sessions at its regularly scheduled and special meetings at which only the independent directors are present.

      The members of the audit committee currently are Messrs. O’Connell (Chairman), Howe and Nelsen. The audit committee recommends the appointment of our independent registered public accounting firm, reviews our internal accounting procedures and financial statements and consults with and reviews the services provided by our independent registered public accounting firm, including the results and scope of their audit. Our board of directors has determined that each member of the audit committee is independent, as independence for audit committee members is defined in the listing standards of the NASDAQ National Market and in applicable SEC rules. Our board of directors has also determined that Mr. O’Connell, the audit committee’s Chairman, is an audit committee financial expert, as such term is defined by the rules of the SEC, based on Mr. O’Connell’s many years of experience as a chief financial officer of various entities. The audit committee has a written charter, a copy of which is available at Stratos’ website, www.stratosinternational.com. See “Audit Committee Report” below.
      The members of the compensation committee currently are Messrs. Barrett (Chairman), Howe and O’Connell. The compensation committee reviews and recommends to our board of directors the compensation and benefits of all of our executive officers and establishes and reviews general policies relating to compensation and employee benefits. The compensation committee has a written charter which is available at Stratos’ website, www.stratosinternational.com. See “Report of the Compensation Committee on Executive Compensation” below.
      The members of the corporate governance and nominating committee currently are Messrs. Barrett (Chairman), Nelsen and O’Connell. The corporate governance and nominating committee monitors and oversees corporate governance practices, develops and recommends self-evaluation processes for all board and committee members, identifies, recruits and nominates individuals to serve as members of the board of directors (subject to election by stockholders), and develops and recommends to the board of directors corporate governance practices and principles. Our board of directors has determined that each member of the corporate governance and nominating committee is independent, as independence for corporate governance and nominating committee members is defined in the listing standards of the NASDAQ National Market. The corporate governance and nominating committee has a written charter which is available at Stratos’ website, www.stratosinternational.com.
      The corporate governance and nominating committee considers from time to time the appropriate skills and characteristics required of board members in the context of the current size and make-up of the board. This assessment includes a prospective candidate’s understanding of and achievements in manufacturing, technology, finance and marketing. These factors, and any other qualifications considered useful by the committee, are reviewed in the context of an assessment of the perceived needs of the board at a particular point in time. As a result, the priorities and emphasis of the corporate governance and nominating committee and of the board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective board members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the corporate governance and nominating committee has not established any specific minimum criteria or qualifications that a nominee must possess.
      Consideration of new board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. In general, candidates for nomination to the board are suggested by board members or by employees. The corporate governance and nominating committee will consider candidates for board nominees proposed by Stratos stockholders. The corporate governance and nominating committee evaluates candidates proposed by stockholders using the same criteria as for other candidates. A stockholder seeking to recommend a prospective nominee for the corporate governance and nominating committee’s consideration should mail the candidate’s name and qualifications to Stratos’ corporate secretary. Stratos has not employed a search firm or paid fees to other third parties in connection with seeking or evaluating board candidates. Mr. Bristol was identified as a potential director nominee by the corporate governance and nominating committee through a number of inquiries made by the committee members to identify suitable candidates.

      Stratos’ policy is that all directors are requested to attend the annual meeting. At our last annual meeting in March 2005, we had six directors, three of whom attended the meeting.
Communications from Stockholders to the Board
      The board recommends that stockholders initiate any communications with the board in writing and send them in care of the corporate secretary at Stratos’ corporate offices. This centralized process will assist the board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended board recipient should be noted in the communication. The board has instructed the corporate secretary to forward such correspondence only to the intended recipients; however, the board has also instructed the corporate secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere for review and possible response.
Code of Ethics
      We have adopted a code of ethics that applies to our principal executive officer, principal financial officer and principal accounting officer or controller or persons performing similar functions. A copy of our code of ethics was filed as Exhibit 14 to the annual report on Form 10-K for the year ended April 30,2004 filed with the SEC on July 29, 2004. The code of ethics is also published at our website at www.stratosinternational.com.
AUDIT COMMITTEE REPORT
      The Stratos audit committee oversees Stratos’ financial reporting process on behalf of the Stratos board of directors and selects Stratos’ independent auditors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.
      In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the Stratos Annual Report on Form 10-K for the fiscal year ended April 30, 2005 with management, which review included a discussion of compliance with regulatory requirements, the quality, in addition to the acceptability, of Stratos’ accounting principles, the reasonableness of significant judgments and estimates, and the clarity of disclosures in Stratos’ financial statements.
      The audit committee also reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to Stratos’ accounting principles, key estimates and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61. In addition, the audit committee discussed with the independent auditors the auditors’ independence from management and Stratos, including the matters in the written disclosures required by the Independence Standards Board, including Independence Standards Board Standard No. 1, and considered the compatibility of non-audit services with the auditors’ independence. The audit committee also discussed with Stratos’ independent auditors the overall scope and plans for the audit.
      The audit committee meets with the independent auditors, with and without management present, to discuss the results of the auditors’ examination, its evaluation of Stratos’ internal controls, and the overall quality of Stratos’ financial reporting.
      In reliance on the reviews and discussions referred to above, the audit committee recommended to the Stratos board of directors (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended April 30, 2005 for filing with the SEC.
AUDIT COMMITTEE
Edward J. O’Connell, Chair
David Y. Howe
C. Daniel Nelsen

Independent Auditors
      The following table presents fees for professional services rendered by Ernst & Young, LLP with respect to fiscal 2005 and fiscal 2004.

Type of Services	2005	2004

Audit Fees	$519,023	$531,833
Audit-Related Fees	118,980	96,871
Tax Fees	38,594	18,693
All Other Fees	—	—
	—	—

Total	$676,597	$647,397
      “Audit Fees” are fees Stratos paid to Ernst & Young for professional services relating to the annual audit of Stratos’ consolidated financial statements included in Stratos’ annual report on Form 10-K, review of the financial statements included in Stratos’ quarterly reports on Form 10-Q and the filing of registration statements with the SEC. “Audit-Related Fees” consist of fees paid to Ernst & Young for services associated with the audit of our Stratos Lightwave, Inc. 401(k) Savings Plan and due diligence assistance related to business acquisitions. “Tax Fees” relate primarily to fees paid to Ernst & Young in connection with consultations on various tax planning and compliance matters. “All Other Fees” are fees for any products and services provided by Ernst & Young that are not included in the first three categories.
      All audit-related services, tax services and other services are pre-approved by the audit committee prior to performance. In some cases, pre-approval is provided by the full audit committee for up to a year, and relates to a particular defined task or scope of work and is subject to a specific budget. In other cases, the Chairman of the audit committee has the delegated authority from the audit committee to pre-approve additional services, and such pre-approvals are then communicated to the full audit committee. In its pre-approval and review of non-audit service fees, the audit committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence.
      On August 1, 2005, the audit committee engaged BDO Seidman, LLP (“BDO”) to serve as the independent registered public accounting firm of Stratos for the fiscal year ending April 30, 2006 and of the Stratos International, Inc. 401(k) Savings Plan (“Stratos Plan”) for the fiscal year ending April 30, 2005. BDO replaces Ernst & Young, which served as the independent registered public accounting firm of Stratos for the fiscal year ended April 30, 2005 and of the Stratos Plan for the fiscal year ended April 30, 2004 and was dismissed effective August 1, 2005.
      The reports of Ernst & Young on the financial statements of Stratos and the Stratos Plan for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.
      In connection with audits of Stratos and the Stratos Plan for the two most recent fiscal years and through August 1, 2005, no disagreements with Ernst & Young existed on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to such matter in Ernst & Young’s reports on the financial statements of Stratos and the Stratos Plan for such years.
      During the two most recent fiscal years and through August 1, 2004, no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)) existed.
      Stratos requested that Ernst & Young furnish it with a letter addressed to the SEC stating whether or not Ernst & Young agrees with the above statements. A copy of such letter, dated August 1, 2005, is filed as Exhibit 16.1 to Stratos’ Form 8-K filed on August 1, 2005.

      During Stratos’ two most recent fiscal years and the subsequent interim periods prior to the engagement of BDO, Stratos did not consult with BDO with respect to any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.
      Stratos does not expect that representatives of either Ernst & Young or BDO will be present at the annual meeting.
Executive Officers
      The following table sets forth information concerning our executive officers (other than our Chief Executive Officer and President, Phillip A. Harris and our Chief Strategy Officer, Newell V. Starks, whose information is set forth above).

Richard C.E. Durrant	44	Executive Vice President of Stratos International since November 2004, Executive Vice President Passive Subsystems 2002 through November 2004 and the Managing Director of our UK Stratos Limited subsidiary since its acquisition in December 1998. Mr. Durrant previously served as the Managing Director of Methode Fiber Optic Europe Ltd. from 1997 through April 2000. From 1989 through 1997 Mr. Durrant served as Sales Director of Mikon Ltd., a Methode subsidiary.
Barry Hollingsworth	40	Vice President and Chief Financial Officer of Stratos since February 2005. From 2004 until his appointment as CFO, Mr. Hollingsworth was Vice President of Administration for Stratos. Prior to joining Stratos, he was Director of Finance at Heidrick & Struggles International from 2000 through 2003 and was employed by The Tribune Company from 1994 through 2000, where he served in various capacities including internal audit and investor relations.
Joe D. Norwood	64	Executive Vice President of Stratos since May 2004 and President and Chief Executive Officer of Sterling Holding Company since 2001. Also, in 2002 and 2003, Mr. Norwood served as a director of Corona Optical Systems, Inc. During 2001, he served as Executive Vice President and Chief Operating Officer of Sterling; from 1997 to 2001, he was President of Sterling’s Trompeter Electronics subsidiary. He served as Vice President of Amphenol Corporation in charge of their RF/Microwave and Fiber Optic Products divisions from 1986 until 1992 and again from 1995 to 1996 as a Vice President of their Time Fiber Communications subsidiary. From 1992 to 1994 he served as a Vice President of ITT Cannon in charge of Military Aerospace and other North American operations. Mr. Norwood holds a BSEE degree from Arizona State University.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth compensation information for the fiscal years ended April 30, 2005, 2004, and 2003 for the individuals serving as Stratos’ Chief Executive Officer and four other executive officers (the “Named Officers”) as of April 30, 2005. Mr. McGinley, our former President and Chief Executive Officer, ceased to serve as our President and Chief Executive Officer in November 2004, and Mr. Slack, our former Executive Vice President and Chief Financial Officer, ceased to serve as Executive Vice President and Chief Financial Officer in February 2005.

				Long Term Compensation

	Annual			Awards				Payouts
	Compensation
				Restricted		Securities		LTIP		All Other
	Fiscal	Salary	Bonus	Stock		Underlying		Payouts		Compensation
Name and Principal Position	Year	($)(1)	($)	Awards($)		Options(#)		($)(7)		($)

Phillip A. Harris(11)	2005	154,816	—	416,000	(5)	—		—		—
President and Chief
Executive Officer
Barry Hollingsworth(12)	2005	108,846	17,200	79,550	(5)	—		—		—
Vice President,
Finance and Chief
Financial Officer
Richard C.E. Durrant	2005	194,738	28,537	96,800	(5)	—		41,457		11,224	(8)
Executive Vice President,	2004	181,101	34,796	76,650	(3)	6,000		—		—
Passive Subsystems	2003	156,995	23,661	45,000	(4)	12,289	(6)	—		—
Joe Norwood	2005	245,000	36,202	114,400	(5)	—		—		12,654	(8)
Executive Vice President	2004	127,933	—	204,400	(3)	—		—		2,756	(8)
Newell V. Starks	2005	168,000	—	105,600	(5)	—		—		4,089	(8)
Chief Strategy Officer	2004	121,154
James W. McGinley	2005	142,283	49,531	—		—		78,411		644,500	(9)
Former President and Chief	2004	224,625	11,440	511,000	(2)	—		—		6,000	(8)
Executive Officer	2003	223,575	—	83,700	(4)	160,000	(6)	367,392		5,100	(8)
David A. Slack	2005	148,889	34,884	—		—		60,196		6,373	(8)
Former Executive Vice President,								495,300	(10		)
Finance and Chief
Financial Officer	2004	160,230	18,042	127,750	(2)	5,000		18,750		5,641	(8)
	2003	152,404	—	45,000	(4)	20,395	(6)	77,645		4,491	(8)
see notes on following page

(1)	Includes a car allowance of $3,000, $6,000, and $4,950 in 2005, 2004 and 2003, for Mr. McGinley; $4,500, $6,000 and $4,000 in 2005, 2004 and 2003, for Mr. Slack; $15,600, $3,900, and $6,760 in 2005, 2004 and 2003, for Mr. Durrant; and $6,996, and $4,082 in 2005 and 2004, for Mr. Norwood; and $2,000 in 2005 for Mr. Harris.

(2)	These shares of restricted stock were awarded at the fair market value at date of grant, pursuant to the Stratos Lightwave, Inc. 2003 Stock Plan, subject to certain conditions that were not satisfied and, therefore, the awards were forfeited in May 2004. The fair market value of the awards at May 11, 2004, the date of forfeiture, was $483,000 for Mr. McGinley and $120,750 for Mr. Slack.

(3)	These shares of restricted stock were awarded at the fair market value at date of grant, pursuant to the Stratos Lightwave, Inc. 2003 Stock Plan. The restricted shares vest over a period of five years from date of grant, subject to certain acceleration provisions based upon the annual performance of Stratos. The fair market value of the awards at July 29, 2005 was $83,250 for Mr. Durrant and $222,000 for Mr. Norwood.

(4)	These shares of restricted stock were awarded at the fair market value at date of grant, pursuant to the Stratos Lightwave, Inc. 2000 Stock Plan, as amended and restated. Of the 18,000 shares of restricted stock granted to Mr. McGinley, 15,000 shares vested on September 20, 2004. The restricted stock awards to Messrs. Slack and Durrant vested on September 20, 2004. The fair market value of the awards at July 29, 2005 was $99,900 for Mr. McGinley and $55,500 for each of Messrs. Slack and Durrant.

(5)	These shares of restricted stock were awarded at the fair market value at date of grant, pursuant to the Stratos Lightwave, Inc. 2003 Stock Plan. The restricted shares vest over a period of five years from date of grant, subject to certain acceleration provisions based upon the annual performance of Stratos. The fair market value of the awards at July 29, 2005 was $122,100 for Mr. Durrant; $555,000 for Mr. Harris; $101,287 for Mr. Hollingsworth; $144,300 for Mr. Norwood; and $133,200 for Mr. Starks.

(6)	These stock options were issued pursuant to an option exchange program.

(7)	All LTIP payouts represent amounts paid pursuant to the Stratos Longevity Contingent Bonus Plan. The Stratos Longevity Contingent Bonus Plan is designed to reward continued service to Stratos. This plan awards officers and key management personnel a matching bonus equal to the amount of the current quarterly bonus. This matching bonus is earned and payable over two years, provided the participant is still employed by Stratos at the time of payment and performance has been satisfactory. If employment is terminated during the two-year period for any reason other than death, disability or retirement, or if employment performance is not satisfactory, the matching bonus is forfeited.

(8)	Represents amounts contributed by Stratos on behalf of the Named Officer to the Stratos 401(k) Savings Plan and in the case of Mr. Durrant, the amount includes $4,040 paid under the Stratos Patent Incentive Program.

(9)	Represents payment pursuant to the Management Retention Agreement between Stratos and Mr. McGinley.

(10)	Represents payment pursuant to the Management Retention Agreement between Stratos and Mr. Slack.

(11)	Mr. Harris has served as a director of Stratos since November 2003, and was appointed to serve as Stratos’ President and Chief Executive Officer in December 2004. Amounts in the table include compensation paid to Mr. Harris in fiscal 2005 prior to his appointment as our President and Chief Executive Officer.

(12)	Mr. Hollingsworth was appointed to serve as Stratos’ Vice President and Chief Financial Officer in February 2005, and he served as Stratos’ Vice President of Administration from 2004 until his appointment as Vice President and Chief Financial Officer. Amounts in the table include compensation paid to Mr. Hollingsworth in fiscal 2005 prior to his appointment as our Vice President and Chief Financial Officer.

Aggregated Option Exercises in Fiscal Year 2005 and Fiscal Year-End Option Values
      The following table sets forth for each of the Named Officers the shares acquired and the value realized on each exercise of stock options during the fiscal year ended April 30, 2005 and the number and value of securities underlying unexercised options held by the Named Officers at April 30, 2005.

			Number of Securities		Value of Unexercised In-the-
	Shares		Underlying Unexercised		Money Options at
	Acquired on	Value	Options at 4/30/2005		4/30/05($)(1)
	Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

David A. Slack	—	—	25,359		27,125	—
James W. McGinley	160,000	297,600	40,000	—	—	—
Richard C. E. Durrant	—	—	18,289	—	16,344	—

(1)	Based upon a closing sale price per share of Stratos common stock of $3.96 on April 30, 2005.
Long-Term Incentive Plan Awards Table
      The following table shows long-term incentive plan awards made to the Named Officers under the Stratos Longevity Contingent Bonus Plan during the 2005 fiscal year. This plan awards officers and key management personnel a matching bonus equal to the amount of the current quarterly bonus. This matching bonus is earned and payable over two years, provided the participant is still employed by Stratos at the time of payment and performance has been satisfactory. If employment is terminated during the two-year period for any reason other than death, disability or retirement, or if employment performance is not satisfactory, the matching bonus is forfeited.

		Estimated Future Payouts Under
	Performance or	Non-Stock Price-Based Plans
	Other Period
	Until Maturation	Threshold	Target	Maximum
Name	or Payout(1)	($)	($)	($)

Joe D. Norwood	2 Years	71,887	71,887	71,887
Richard C.E. Durrant	2 Years	22,546	22,546	22,546
Barry Hollingsworth	2 Years	25,440	25,440	25,440

(1)	Subject to the conditions discussed above, the matching bonus is earned and payable fifty percent (50%) one year after the end of the relevant fiscal quarter and fifty percent (50%) two years after the end of the relevant fiscal quarter.
Employment Contracts, Termination of Employment and Change of Control Arrangements
      2000 Stock Plan, 2002 Stock Plan and 2003 Stock Plan. The Stratos Lightwave, Inc. 2000 Stock Plan, as amended and restated, (the “2000 Stock Plan”), the Stratos Lightwave, Inc. 2002 Stock Plan for Acquired Companies (the “2002 Stock Plan”) and the Stratos Lightwave, Inc. 2003 Stock Plan (the “2003 Stock Plan”) provide that if in the year following a change of control a participant is terminated without cause or resigns for reasons relating to relocation or decreased responsibilities or compensation, all stock options and restricted stock awards would vest. In the event of an extraordinary corporate transaction such as a merger, the committee of the Stratos board of directors administering the 2000 Stock Plan, the 2002 Stock Plan and the 2003 Stock Plan could provide a cash payment or substitute award to be delivered to participants in exchange for their outstanding options and restricted stock awards.
      Under the 2000 Stock Plan, the 2002 Stock Plan and the 2003 Stock Plan, a “change of control” shall be deemed to have occurred if (1) any person (other than any subsidiary or any employee benefit plan of Stratos) is or becomes a beneficial owner, directly or indirectly, of Stratos shares representing 25% (30% under the 2003 Stock Plan) or more of the total voting power of Stratos’ then-outstanding stock; (2) a tender offer is made for the Stratos shares; or (3) individuals who were the Stratos board’s nominees for election as directors immediately prior to a meeting of the Stratos stockholders involving a contest for the election of directors shall not constitute a majority of the Stratos board following the election.
      The closing of the merger with Sterling on November 6, 2003 constituted a change of control for purposes of the 2000 Stock Plan and the 2002 Stock Plan.
      Stratos Severance Plan. The Stratos Lightwave, Inc. Severance Plan (the “Stratos Severance Plan”) provides for certain severance benefits to be paid to an eligible employee (generally salaried employees excluding executive officers) if, within 24 months following a change of control (as defined below), the eligible employee’s employment is terminated (1) involuntarily by Stratos other than for cause (as defined in the Stratos Severance Plan), death or disability or (2) voluntarily by the eligible employee for good reason (as defined in the Stratos Severance Plan). Severance benefits under the Stratos Severance Plan vary depending on whether the eligible employee is classified as a Class I Eligible Employee (vice presidents and general managers compensated on a salaried basis), Class II Eligible Employee (managers compensated on a salaried basis), or Class III Eligible Employee (all other salaried employees). Class I Eligible Employees are generally eligible for one year of severance plus certain other benefits, Class II Eligible Employees are generally eligible for six months of severance plus certain other benefits, and Class III Eligible Employees are generally eligible for 60 days of severance plus certain other benefits. The Stratos Severance Plan excludes from its participation Philip A. Harris and Richard C. E. Durrant, who are parties to Management Retention Agreements described below, and Joe D. Norwood, who is party to an Employment, Confidentiality and Noncompete Agreement and two Salary Continuation Agreements described below.
      The Severance Plan defines several events any one of which will constitute a “change of control.” One event that constitutes a “change of control” is any merger or consolidation of Stratos unless after the merger or consolidation the holders of Stratos’ voting securities immediately before the merger or consolidation own a specified percentage of the voting securities of the surviving entity or its parent immediately after such merger or consolidation.
      In July 2003, the definition of “change of control” regarding mergers and consolidations was amended to increase from 50% to 60% the amount of voting securities of the surviving entity or its parent that must be retained by the holders of Stratos’ voting stock to avoid the merger or consolidation being a change of control. As a result of this amendment, the closing of the merger with Sterling constituted a change of control for purposes of the Stratos Severance Plan. In addition, the Stratos Severance Plan was amended to clarify that an eligible employee will not be eligible for any severance benefits under the Stratos Severance Plan with respect to a change of control unless he or she was an employee of Stratos immediately prior to such change of control.
      Stratos Management Retention Agreements. In October 2002, Stratos entered into Management Retention Agreements with each of James W. McGinley, David A. Slack, and Richard C. E. Durrant. Each Management Retention Agreement provides certain severance benefits if, within 36 months following a “change of control,” the executive’s employment with Stratos is terminated (1) involuntarily by Stratos other than for cause (as defined in the Management Retention Agreements), death or disability, or (2) voluntarily by the executive for good reason (as defined in the Management Retention Agreements). The Management Retention Agreements generally provided for three years of severance plus certain other benefits, including accelerated vesting on stock awards.
      Similar to the Stratos Severance Plan, each Management Retention Agreement defines several events any one of which will constitute a “change of control.” One event constituting a “change of control” is any merger or consolidation with Stratos unless after the merger or consolidation the holders of Stratos’ voting stock immediately before the merger or consolidation own a specified percentage of the voting securities of the surviving entity or its parent immediately after the consummation of such merger or consolidation. In July 2003, the Management Retention Agreements with Messrs. McGinley, Slack and Durrant were amended to increase from 50% to 60% the amount of voting securities of the surviving entity or its parent that must be retained by the holders of Stratos’ voting stock to avoid a merger or consolidation being a change of control. As a result of this amendment, the merger with Sterling constituted a change of control under such Management Retention Agreements.

      In August 2004, Mr. McGinley’s Management Retention Agreement was amended to provide that Mr. McGinley would also receive severance benefits under the Management Retention Agreement if Mr. McGinley terminated his employment for any reason or no reason after January 1, 2005 (or, if Stratos entered into a definitive agreement for a change of control prior to January 1, 2005, then after the closing or termination of such agreement). The amended Management Retention Agreement also provided that Mr. McGinley would resign as a director if his employment terminated, and provided for mutual releases and non-disparagement agreements. In addition, if Stratos entered into a definitive agreement for a change of control prior to January 1, 2005 and consummated such change of control, then under the amended Management Retention Agreement Mr. McGinley would not compete in certain of Stratos’ businesses for six months following termination of his employment and Mr. McGinley would be entitled to receive certain cash payments based on the price received by Stratos stockholders in the change of control transaction.
      In November 2004, in connection with Mr. McGinley’s resignation as an officer and director of Stratos and its subsidiaries, the Management Retention Agreement was amended again to provide that Mr. McGinley would receive the severance benefits, effective January, 2005, and that Mr. McGinley would also continue to act as a consultant for Stratos during the remainder of 2004 and possibly thereafter. Stratos paid Mr. McGinley an aggregate of $750,000 in severance benefits under his Management Retention Agreement and accrued vacation upon his resignation as an officer and director of Stratos in November 2004.
      In February 2005, in connection with Mr. Slack’s resignation as an officer of Stratos and its subsidiaries, Mr. Slack’s Management Retention Agreement was amended to provide that Mr. Slack would receive the severance benefits upon his resignation and that Mr. Slack would also continue to act as a consultant for Stratos until June, 2005.
      On February 1, 2005, Stratos entered into a Management Retention Agreement with Phillip A. Harris, pursuant to which Mr. Harris will be entitled to certain severance payments under certain circumstances. Generally, Mr. Harris’ agreement provides a severance payment of 100% of base salary (currently $240,000 annually) or, after December 15, 2005, 200% of base salary, if Mr. Harris’ employment is terminated (i) involuntarily by Stratos other than for cause (as defined in the agreement), (ii) voluntarily by Mr. Harris for good reason (as defined in the agreement), (iii) voluntarily, for any reason, following the occurrence of a change of control (as defined in the agreement), or (iv) in the event of Mr. Harris’ death or disability (as defined in the agreement).
      Joe D. Norwood is employed under an Employment, Confidentiality and Noncompete Agreement with Trompeter Electronics, Inc., a subsidiary of Stratos (“Trompeter”), dated November 1997. Mr. Norwood’s annual base salary under the agreement is $190,000 and, in addition, he is eligible for bonus compensation of up to 60% of his base salary based upon goals mutually agreed to by Mr. Norwood and Trompeter. The employment period under the agreement lasts until the earlier of Mr. Norwood’s death or disability, termination for cause or any other reason or voluntary termination. In the event Trompeter terminates the employment period at any time for a reason other than cause, Mr. Norwood will be entitled to certain severance benefits for a period of six months after date of termination.
      Mr. Norwood and Trompeter entered into a Salary Continuation Agreement, dated October 2000, as amended in July 2004, that provides for 24 months of salary continuation if Mr. Norwood’s employment with Trompeter is terminated (or if Mr. Norwood dies) within 24 months following a “change of control.” The Salary Continuation Agreement defines several events, any one of which will constitute a change of control. One event constituting a change of control is a merger, business combination, sale of stock or other transaction in which the holders of more than 50% of Sterling’s voting equity interests immediately prior to the transaction dispose of all or substantially all of their equity interest in Sterling. The merger between Stratos and Sterling constituted a change of control under the agreement. Benefits under the Salary Continuation Agreement are reduced by any other severance benefits Mr. Norwood might receive.
      In addition, Mr. Norwood and Trompeter have entered into a second Salary Continuation Agreement, dated August 2004, that provides for twelve months of salary continuation if Mr. Norwood’s employment with Trompeter is terminated (or if Mr. Norwood dies) within 12 months following a “change of control.” The Salary Continuation Agreement defines several events any one of which will constitute a change of control.

One event constituting a change of control is a merger or consolidation of Stratos with any other corporation, other than a merger or consolidation which would result in Stratos’ voting securities outstanding immediately prior to such transaction continuing to represent at least 50% of the total voting power represented by Stratos’ voting securities or such surviving entity or its parent outstanding immediately after such merger or consolidation. Any benefits under this Agreement would be in addition to benefits under the Stratos Severance Plan.
      Employee Stock Purchase Plan. In November 2003, Stratos’ stockholders adopted the Stratos Lightwave, Inc. 2003 Employee Stock Purchase Plan (the “ESPP”). The purpose of the ESPP is to assist eligible employees of Stratos and its designated subsidiary corporations in acquiring stock ownership in Stratos.
      Under the ESPP, an eligible employee will be granted options to purchase shares of Stratos common stock through payroll deductions, at a discount from the then current market price, without payment of commissions or other charges. The proceeds, if any, received by Stratos from the sale of shares of common stock pursuant to the ESPP will be used for general corporate purposes. There were no options granted under the ESPP in fiscal year 2005.
      In the event of any stock split, reverse stock split, stock dividend, combination or reclassification of the Stratos common stock or any other increase or decrease in the number of outstanding shares of Stratos common stock implemented without receipt of consideration, the Stratos board shall adjust each of the following under the ESPP: (1) the price and number of shares covered by each outstanding option; (2) the number of shares authorized for issuance; and (3) the number of shares available for annual increases in available shares.
      In the event of the sale of all or substantially all of Stratos’ assets or a merger, consolidation or other capital reorganization of Stratos with or into another corporation, unless refused by the successor corporation, each outstanding option shall be assumed or replaced with a substitute option. If the successor corporation refuses to assume or replace outstanding options, the purchase date for the then current offering period will be accelerated to a date on or before the closing of the transaction. In the event of any such corporate transaction or a recapitalization, rights offering or other increase or reduction in the outstanding shares of Stratos common stock, the Stratos board may also adjust the price and number of shares covered by each outstanding option.
Compensation of Directors
      All non-employee directors receive an annual retainer of $24,000, plus an attendance fee of $1,500 for each meeting of the board of directors at which they are present. The Chairman of the board of directors receives an annual retainer of $60,000. The audit committee Chairman receives an additional annual retainer of $15,000. The Chair of each of the compensation committee and the corporate governance and nominating committee receives an additional annual retainer of $10,000. Members of the audit committee receive an additional annual retainer of $7,500 and members of the compensation and the corporate governance and nominating committees receive an additional annual retainer of $5,000. Committee members receive an additional $1,500 for each committee meeting attended. Stratos also reimburses directors for their reasonable expenses incurred in attending meetings. Non-employee directors are also eligible to receive stock options and restricted stock awards. During fiscal year 2005, Reginald Barrett received 24,000 shares of Stratos common stock, and all other non-employee directors received a restricted stock award for 12,000 shares. The non-employee directors have not been granted stock options since 2001.
      Two of our directors are currently employees of Stratos. Mr. Harris is paid an annual salary of $240,000 for his services as Chief Executive Officer of Stratos. Mr. Starks is paid an annual salary of $168,000 for his services as Chief Strategy Officer of Stratos. During fiscal year 2005, Newell Starks received an award of restricted stock for 24,000 shares of Stratos common stock, and Phillip Harris received 100,000 shares of Stratos common stock. Directors who are employees of Stratos do not receive any compensation for their services as directors.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions
      The Stratos compensation committee during the 2005 fiscal year was composed of Messrs. Barrett, Howe and O’Connell. No interlocking relationships exist between any member of the Stratos board of directors or compensation committee and any member of any other company’s board of directors or compensation committee.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act, and the regulations of the SEC require Stratos executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file initial statements of beneficial ownership (Form 3) and statements of changes in ownership (Forms 4 and 5) with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
      Based solely on a review of the copies of such forms furnished to Stratos and written representations that no additional forms were required for those persons, we believe that all of our officers, directors and greater than 10% beneficial owners filed all such required forms with respect to fiscal 2005 transactions in a timely manner, except as previously disclosed.
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
      The Stratos compensation program is designed to attract, retain, and reward key executives and employees who contribute to our overall success. This program also seeks to motivate key executives and employees to achieve Stratos’ operating and strategic goals in alignment with the long-term interests of Stratos’ stockholders.
Compensation Components
      The compensation package for key executives and employees consists of a base salary, participation in a bonus program, long-term incentives generally tied to equity participation and participation in benefit plans generally available to other employees. A few senior executives are entitled reasonable car allowances or other similar perquisites.
      During fiscal 2004, following the merger between Sterling and Stratos, the compensation committee of the board of directors undertook an extensive review and restructuring of the total compensation program in conjunction with an outside compensation consultant and members of senior management. During this review, the compensation committee considered the impact of decisions on all employees and paid particular attention to the top 3% of employees as determined by total compensation.
      The compensation committee recognized that substantial differences existed between the pre-merger compensation programs of Sterling and those of Stratos. These differences resulted in significant discrepancies in base compensation, bonus, and stock ownership levels among key executive or employees with similar titles. In addition, there were substantial differences between the performances of different business units as measured by financial operating results.
      In light of the board of directors’ objective that Stratos should become cash flow positive as rapidly as possible, the compensation committee determined to revise Stratos’ previous bonus structure. In place of the previous bonus structure, the compensation committee worked with the outside compensation consultant and the Chief Executive Officer to create a new bonus system designed to reward business unit managers who met or achieved operating cash flow goals as defined by Earnings Before Interest Taxes and Depreciation (“EBITDA”). In addition, certain key executives in the former Sterling business units were offered the incentive of early termination of certain restrictions on their existing stock if they met or exceeded cash flow goals.
      The compensation committee is in the process of reviewing the bonus program in order to improve it for fiscal 2006. The goal of any changes would be to more directly reward key executives and employees whose leadership and personal contributions significantly improve Stratos’ operating results and strengthen its longer term strategic position.
      The compensation committee also reviewed the effectiveness of existing stock incentive programs. The compensation committee decided to make significant revisions in the stock incentive program design, working with the committee’s outside compensation consultant and the Chief Executive Officer. The revised stock ownership program is designed to encourage equity ownership by key Stratos executives and other key employees. Grants of restricted stock are designed to encourage the creation of long-term value for Stratos stockholders and equity ownership by key Stratos executives and other key employees.
      In setting total compensation, the compensation committee considers individual and company performance, as well as market information regarding compensation paid by other companies in the industry in which Stratos operates. Key executive and employee compensation packages are determined based on comparable positions in the industry in which Stratos business units operate, along with individual and company performance.
Fiscal 2005 Decisions
      For fiscal 2005 no base compensation increases were awarded to any key executives and employees.
      During fiscal 2005, at the recommendation of the committee’s outside compensation consultant, the compensation committee elected to award restricted stock grants with 5-year time vesting periods to a broad base of key executives and officers, and the ability to accelerate vesting based upon specific performance criteria. Grants were primarily based upon each key executive’s or key employee’s responsibilities and anticipated future contributions to Stratos. Other market factors were considered as well.
      The compensation committee recommended the amount of restricted stock awards which would be granted to independent board members, which recommendation was approved by the corporate governance and nomination committee. The compensation committee independently determined the amount of restricted stock awards to grant to the management board members.
      The compensation committee reported its analysis and recommendations with respect to compensation decisions to the board of directors, which ratified the compensation committee’s recommendation when the board deemed such action appropriate.
Compensation for Our Chief Executive Officer
      Phillip A. Harris, who began serving as Stratos’ President and Chief Executive Officer in December 2004, served as Stratos’ President and Chief Executive Officer for a portion of fiscal 2005. The compensation committee used the executive compensation practices described above to determine Mr. Harris’ compensation for the 2005 fiscal year. Mr. Harris’ total compensation reflects competitive considerations for comparable positions.
      As part of the review process, the compensation committee examined the compensation packages of chief executive officers of other high technology companies. The compensation committee also reviewed Stratos’ financial and business results compared to its competitors and compared to Stratos’ performance in prior periods.
COMPENSATION COMMITTEE
Reginald W. Barrett, Chair
David Y. Howe
Edward J. O’Connell

STOCK OWNERSHIP
Security Ownership of Five Percent Beneficial Owners
      The following table sets forth all persons known to be the beneficial owner of more than five percent of either or both of our common stock and Series B Preferred stock as of August 5, 2005. Information regarding ownership of Series B Preferred stock is based on the issuance of shares of Series B Preferred stock in connection with the acquisition of Sterling Holding Company in November 2003.

	Number of		Number of Shares
	Shares of	Percent of	of Series B	Percent of
Name and Address of Beneficial Owner	Common Stock	Class	Preferred Stock	Class

Citicorp Venture Capital Ltd.(1)	2,588,039	17.8%	30,210	60.4%
399 Park Avenue,
New York, New York 10043
Steel Partners II, LP(2)	2,183,650	15.0%	—	0.0%
590 Madison Ave,
New York, New York 10022
William N. Stout(3)	1,116,485	7.7%	9,462	18.9%
8084 McKenzie Ct.
Las Vegas, Nevada 89129
State of Wisconsin Investment Board(4)	1,059,999	7.3%	—	0.0%
P.O. Box 7842
Madison, Wisconsin 53707

(1)	Based on a Statement on Schedule 13D filed with the SEC on July 21, 2005. According to the filing, Citibank, N.A., Citicorp, Citigroup Holdings Company and Citigroup Inc., may be deemed to share the voting and dispositive power of 2,474,849 shares of common stock directly beneficially owned by Citicorp Venture Capital Ltd.; and Citigroup, Inc. may be deemed to share the voting and dispositive power of (i) 113,168 shares of common stock beneficially owned by Citigroup Foundation, a not-for-profit entity which is affiliated with Citigroup Inc. and (ii) 22 shares of common stock beneficially owned by certain other subsidiaries of Citigroup, Inc.

(2)	Based on a Statement on Form 4 filed jointly by Warren G. Lichtenstein, Steel Partners, L.L.C. and Steel Partners II, L.P. with the SEC on June 30, 2005.

(3)	Based on a Schedule 13G/ A filed with the SEC on February 14, 2005. The William N. and Carol A. Stout Trust dated 11/24/98 directly owned 1,116,485 shares of common stock and each of William N. and Carol A. Stout, as trustees and beneficiaries of the trust, may be deemed to share indirect beneficial ownership of such shares. In addition to the shares owned by the Trust, William N. Stout directly owned 12,421 shares of common stock.

(4)	Based on Amendment No. 2 to a Statement on Schedule 13G filed with the SEC on February 11, 2004.
Ownership of Our Common Stock and Series B Preferred Stock by Our Directors and Executive Officers
      The following table sets forth the number of shares of our common stock and Series B Preferred stock beneficially owned as of August 5, 2005, by each of our directors, nominees for director and executive officers, and by all current directors and executive officers as a group. Except as otherwise noted, the individual director or executive officer or their family members had sole voting and investment power with respect to such securities.

	Number of		Number of
	Shares of		Shares of
	Common	Percent	Series B	Percent
Name of Beneficial Owner	Stock	of Class	Preferred Stock	of Class

Barrett, Reginald W.(1)	89,826	*	442	*
Durrant, Richard C.E.(2)	65,289	*	—	—
Harris, Phillip A.(3)	134,818	*	170	*
Howe, David Y.(4)	81,110	*	469	1.0%
Nelsen, Charles Daniel(5)	27,385	*	—	—
Norwood, Joe(6)	198,215	1.4%	1,021	2.0%
O’Connell Edward J.(7)	27,080	*	—	—
Hollingsworth, Barry(8)	20,250	*	—	—
Starks, Newell V.(9)	213,922	1.5%	1,149	2.3%
Bristol, Kenne P	—	*	—	—
All Directors and Executive Officers as a Group (9 individuals)(10)	857,895	5.9%	3,251	6.5%

*	Percentage represents less than 1% of the total shares of Stratos common stock or Series B Preferred stock outstanding, as applicable, as of August 5, 2005.

(1)	Includes 36,000 shares of restricted common stock.

(2)	Includes 18,289 shares of common stock subject to options exercisable within sixty days of August 5, 2005, and 47,000 shares of restricted common stock.

(3)	Includes 112,000 shares of restricted common stock and 2,116 shares of common stock held in a 401(k) account.

(4)	Includes 24,000 shares of restricted common stock.

(5)	Includes 385 shares of common stock held in an individual retirement account, 3,000 shares of common stock subject to options exercisable within sixty days of August 5, 2005, and 24,000 shares of restricted common stock.

(6)	Includes 66,000 shares of restricted common stock and 124,215 shares of common stock as beneficiary of Norwood Family Trust dated November 10, 2003.

(7)	Includes 50 shares of common stock held jointly with his wife, 30 shares of common stock held in an individual retirement account, 3,000 shares of common stock subject to options exercisable within sixty days of August 5, 2005, and 24,000 shares of restricted common stock.

(8)	Includes 2,000 shares of common stock subject to options exercisable within sixty days of August 5, 2005, and 18,250 shares of restricted common stock.

(9)	Includes 74,000 shares of restricted common stock, 12,421 shares of common stock and 102 shares of Series B Preferred stock held as sole member of Kennan Road LLC and 106,799 shares of common stock and 878 shares of Series B Preferred stock held as sole member of Kennan Road II LLC.

(10)	Includes 26,289 shares of common stock subject to options exercisable within sixty days of August 5, 2005, 2,531 shares of common stock held in retirement plans, 124,215 shares of common stock and 1,021 shares of Series B Preferred stock held in trust, 50 shares of common stock held jointly and 425,250 shares of restricted common stock.

COMPARISON OF STOCKHOLDER RETURN
      The graph below sets forth Stratos’ cumulative total stockholder returns as compared with the Nasdaq Stock Market (U.S. companies), Nasdaq Electronic Components Stocks (SIC Codes 3670-3679), and a peer group selected in good faith by Stratos (the “Peer Group”). In addition to Stratos, the Peer Group includes the following companies: ADC Telecommunications, Alliance Fiber Optic Products, Inc., Amphenol Corp., Avanex Corporation, Bookham Technology, plc., Finisar Corporation, Molex, Inc., Oplink Communications, Inc., and Optical Communication Products, Inc.
      The graph covers the period from June 27, 2000, the date our common stock started trading, through April 30, 2005, and assumes $100 was invested on June 27, 2000 and any dividends were reinvested.
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
PERFORMANCE GRAPH FOR STRATOS INTERNATIONAL

PROPOSAL 2 — APPROVAL OF AMENDMENT TO
RESTATED CERTIFICATE OF INCORPORATION TO
REDUCE THE NUMBER OF AUTHORIZED SHARES OF
COMMON STOCK
      On June 8, 2005 your board of directors approved and recommended that stockholders adopt an amendment to Stratos’ Restated Certificate of Incorporation to reduce the number of shares of authorized common stock from 100,000,000 to 20,000,000. The complete text of the proposed amendment to our Restated Certificate of Incorporation is set forth in Appendix A to this proxy statement.
Reasons for Reducing the Number of Authorized Shares of Common Stock
      The board of directors has determined that the current numbers of authorized shares of common stock exceed the numbers of shares of common stock outstanding and reserved for future issuance by a substantial amount. The board believes that providing for such large amounts of authorized but unissued and unreserved shares of common stock in the Restated Certificate of Incorporation increases Stratos’ franchise tax obligations in Delaware while providing no material benefit to Stratos. The board also believes that reducing the number of authorized shares may reduce potential investor concerns regarding future dilutive issuances of stock, because any future increase in the number of shares of authorized capital stock would be subject to stockholder approval under Delaware law.
      Article IV, Section A of the Restated Certificate of Incorporation currently provides that Stratos is authorized to issue an aggregate of 105,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of August 5, 2005, there were 14,580,123 shares of common stock outstanding, and an aggregate of 517,889 shares of common stock were reserved by the board of directors for future issuance pursuant to the 2003 Stock Plan, the ESPP and the Rights Agreement, dated as of March 23, 2001, between Stratos and Mellon Investor Services LLC, as amended on July 2, 2003, leaving 84,901,247 shares of common stock authorized but unissued and unreserved.
      For the reasons described above, the board of directors believes it to be in the best interest of Stratos and its stockholders to reduce the number of authorized shares of common stock from 100,000,000 to 20,000,000. If this amendment is approved, the number of authorized but unissued and unreserved shares of common stock would be 4,901,247, which the board of directors provides an appropriate level of flexibility to the board of directors and management for future common stock issuances and commitments.
Vote Required
      The affirmative vote of a majority of (1) the outstanding shares of Stratos’ common stock and Series B Preferred stock, voting together as a single class, and (2) the outstanding shares of Stratos’ common stock, voting as a separate class, that are entitled to vote at the annual meeting to which this proxy statement relates is required to approve the amendment to our Restated Certificate of Incorporation as described above. Under applicable Delaware law, in determining whether this amendment have received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal.
      Under the Laws of Delaware, our dissenting stockholders are not entitled to appraisal rights with respect to the amendments proposed in Proposal 2, and we will not independently provide our stockholders with any right of appraisal.
Manner of Effecting the Amendment
      If Proposal 2 is duly approved by our stockholders, we intend to effect the amendment so approved by our filing of an amendment to our restated certificate of incorporation with the Secretary of the State of Delaware.
      YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT OF STRATOS’ RESTATED CERTIFICATE OF INCORPORATION TO REDUCE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

PROPOSAL 3 — APPROVAL OF AMENDMENT TO
RESTATED CERTIFICATE OF INCORPORATION TO
REDUCE THE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK
      On June 8, 2005 your board of directors approved and recommended that stockholders adopt an amendment to Stratos’ Restated Certificate of Incorporation to reduce the number of shares of authorized preferred stock from 5,000,000 to 1,000,000. The complete text of the proposed amendment to our Restated Certificate of Incorporation is set forth in Appendix A to this proxy statement.
Reasons for Reducing the Number of Authorized Shares of Preferred Stock
      The board of directors has determined that the current numbers of authorized shares of preferred stock exceed the numbers of shares of our preferred stock outstanding and designated for future issuance by a substantial amount. The board believes that providing for such large amounts of authorized but unissued and undesignated shares of preferred stock in the Restated Certificate of Incorporation increases Stratos’ franchise tax obligations in Delaware while providing no material benefit to Stratos. The board also believes that reducing the number of authorized shares may reduce potential investor concerns regarding future dilutive issuances of stock, because any future increase in the number of shares of authorized capital stock would be subject to stockholder approval under Delaware law.
      Article IV, Section A of the Restated Certificate of Incorporation currently provides that Stratos is authorized to issue an aggregate of 5,000,000 shares of preferred stock. Pursuant to authority granted to the board of directors in the Restated Certificate of Incorporation, the board of directors has designated 100,000 shares of the preferred stock as Series A Junior Participating Preferred stock, and 50,000 shares as Series B Preferred stock, leaving 4,850,000 shares of preferred stock authorized but undesignated. None of the shares of Series A Junior Participating Preferred stock are outstanding, and 49,989 shares of Series B Preferred stock are outstanding.
      For the reasons described above, the board of directors believes it to be in the best interest of Stratos and its stockholders to reduce the number of authorized shares of preferred stock from 5,000,000 to 1,000,000. If this amendment is approved, the number of authorized but undesignated shares of preferred stock would be 850,000, which the board of directors provides an appropriate level of flexibility to the board of directors and management for future preferred stock issuances and commitments.
Vote Required
      The affirmative vote of a majority of (1) the outstanding shares of Stratos’ common stock and Series B Preferred stock, voting together as a single class, and (2) the outstanding shares of Stratos’ Series B Preferred stock, voting as a separate class, that are entitled to vote at the annual meeting to which this proxy statement relates is required to approve the amendment to our Restated Certificate of Incorporation as described above. Under applicable Delaware law, in determining whether this amendment has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal.
      Under the Laws of Delaware, our dissenting stockholders are not entitled to appraisal rights with respect to the amendments proposed in Proposal 3, and we will not independently provide our stockholders with any right of appraisal.
Manner of Effecting the Amendment
      If Proposal 3 is duly approved by our stockholders, we intend to effect the amendment so approved by our filing of an amendment to our restated certificate of incorporation with the Secretary of the State of Delaware.
      YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT OF STRATOS’ RESTATED CERTIFICATE OF INCORPORATION TO REDUCE THE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK.

PROPOSAL 4 — APPROVAL OF AMENDMENT TO
STRATOS LIGHTWAVE, INC. 2003 STOCK PLAN
TO INCREASE THE NUMBER OF SHARES
RESERVED FOR ISSUANCE
      The 2003 Stock Plan permits the board of directors to grant stock options, restricted stock and stock appreciation rights, which we believe are an important factor in attracting, motivating, and retaining qualified personnel who are essential to our success. The 2003 Stock Plan is an integral part of Stratos’ compensation program and assists Stratos in its efforts to recruit, motivate and retain qualified employees and directors. On July 29, 2005, your board of directors approved an amendment, subject to stockholder approval, to increase the number of shares reserved for issuance under the 2003 Stock Plan by 1,330,000 shares.
      Currently, a maximum of 1,370,000 shares of common stock may be issued pursuant to awards granted under the 2003 Stock Plan, representing approximately 9.4% of Stratos’ outstanding shares of common stock. As of August 5, 2005, awards for 852,111 shares had been granted under the 2003 Stock Plan and 517,889 shares remained available for grant. In addition, as of August 5, 2005, there were 368,703 shares of Stratos common stock subject to outstanding awards under the 2000 Stock Plan and the 2002 Stock Plan, representing approximately 2.5% of Stratos’ outstanding shares of common stock. The board of directors has determined that no further awards may be granted under either the 2000 Stock Plan or the 2002 Stock Plan.
      The proposed amendment would increase the number of shares issuable under the 2003 Stock Plan by 1,330,000 shares, bringing the total that may be granted under the 2003 Stock Plan to 2,700,000 shares. Based on the number of shares granted under the 2003 Stock Plan and the number of outstanding shares of common stock as of August 5, 2005, if Proposal 4 to amend the 2003 Stock Plan is approved, an aggregate of 1,847,889 shares will be available for future grant, representing approximately 12.7% of Stratos’ outstanding shares of common stock.
      During 2004, Stratos issued awards for approximately 468,277 shares of common stock under the 2003 Stock Plan that were accepted by the grantees and that remain outstanding. This number constitutes an annual issuance of approximately 3.2% of the number of outstanding shares as of August 5, 2005. Stratos anticipates that, absent unusual circumstances, Stratos will continue to issue approximately 3% of its outstanding shares under the plan each year.
      In connection with the board’s approval of the proposed increase in the number of shares reserved for issuance under the 2003 Stock Plan, the board of directors also approved the establishment of a program, contingent upon stockholder of this Proposal 4, pursuant to which Stratos would repurchase up to a number of shares of Stratos’ common stock approximately equal to the number of shares of Common Stock Stratos issues or anticipates issuing pursuant to the 2003 Stock Plan on or after July 29, 2005. Repurchases pursuant to this program would be accomplished through open market transactions, including block purchases, or in privately negotiated transactions. Pursuant to the program, common stock may be repurchased from time to time as Stratos’ financial condition and market conditions permit, from existing cash or cash generated from operations. Repurchases under the program will be subject to limitations in the Restated Certificate of Incorporation on Stratos’ ability to repurchase shares of common stock while dividend payments on the preferred stock are in arrears. The board of directors believes that the repurchase program will eliminate dilution to stockholders that would otherwise occur as a result of share issuances under the 2003 Stock Plan and will provide an alternative measure of the cost of any share issuances under the 2003 Stock Plan.
      If this Proposal 4 is approved by the Stratos stockholders, Section 3 of the 2003 Stock Plan will be amended and restated to read as set forth on Appendix B to this proxy statement.
      A summary of the terms of the 2003 Stock Plan is included in Appendix C to this proxy statement.
Required Vote
      The affirmative vote of a majority of the outstanding shares of Stratos’ common stock and Series B Preferred stock, voting together as a single class, that are entitled to vote and are represented in person or by properly executed proxy at the annual meeting to which this proxy statement relates is required to approve the amendment to the 2003 Stock Plan.
      YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT OF STRATOS LIGHTWAVE, INC. 2003 STOCK PLAN TO INCREASE THE NUMBER OF SHARES RESERVED UNDER THE PLAN.
Equity Compensation Plan Information
      The following table provides information about shares of our common stock that may be issued upon exercise of stock options under all of our existing equity compensation plans as of April 30, 2005.

			Number of securities
			remaining available for
	Number of securities		future issuance under
	to be issued	Weighted-average	equity compensation
	upon exercise of	exercise price of	plans (excluding
	outstanding options,	outstanding options,	securities reflected
	warrants and rights	warrants and rights	in column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders	348,308	$16.18	517,889
Equity compensation plans not approved by security holders	20,395	2.63	—

Total	368,703	$15.43	517,889

      The Company’s only equity compensation plan not approved by security holders is the 2002 Stock Plan. Following shareholder approval of the 2003 Stock Plan on November 6, 2003, no additional awards may be granted under the 2000 and 2002 Stock Plans. The approval of the 2003 Stock Plans, however, has not affected and will not affect any awards granted under the 2002 Stock Plan prior to November 6, 2003.
STOCKHOLDER PROPOSALS
      Any proposal of a stockholder intended to be presented at our 2006 annual meeting of stockholders must be received by us for inclusion in the proxy statement and form of proxy/voting instruction card for that meeting pursuant to Rule 14a-8, under the Exchange Act, no later than April 15, 2006, unless the date of our 2006 annual meeting is changed by more than 30 days from September 13, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.
      Our bylaws require that, in order for a stockholder to nominate a person for election to the board of directors or propose business to be considered by the stockholders at an annual meeting, the stockholder must be entitled to vote at the meeting, must provide a written notice to our corporate secretary at c/o: Stratos International, Inc., 7444 West Wilson Avenue, Chicago, Illinois 60706, and must be a stockholder of record at the time of giving the notice. The notice must specify (1) as to each person whom the stockholder proposes to nominate for election as a director, information with respect to the proposed nominee as would be required to be included in the proxy statement for the annual meeting pursuant to the Exchange Act if the person were a nominee included in that proxy statement, (2) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business, the reasons for conducting the business and any material interest in the business that the stockholder and the beneficial owner, if any, on whose behalf the proposal is made, may have, and (3) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the name and address of the stockholder as they appear on Stratos’ books and of the beneficial owner, the class and number of shares of Stratos owned beneficially and of record by the stockholder and the beneficial owner, and a statement as to whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of voting shares of Stratos required under applicable law to carry the proposal or elect the nominee or nominees. Our bylaws require the notice to be given not earlier than May 29, 2006 and not later than June 18, 2006, unless the date of the annual meeting is more than 30 days before or after September 13, 2006, in which case the notice must be given not later than the close of business on the later of the 90th day prior to the 2006 annual meeting or the 10th day following public announcement of the date of the 2006 annual meeting. If the number of directors to be elected at the 2006 annual meeting is increased and we do not make a public announcement naming all of the nominees for director or specifying the size of the increased board by June 18, 2006, then a stockholder notice recommending prospective nominee(s) for any new position(s) created by the increase will be considered timely if it is received by our corporate secretary not later than the close of business on the 10th calendar day following the date of our public announcement.
      Although the requirements found in our bylaws are separate from and in addition to the requirements of the SEC that a stockholder must meet to have a proposal included in our proxy statement, our bylaws provide that nothing in our bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in our proxy statement pursuant to Section 14a-8 under the Exchange Act.
      Nothing in this section should be construed to require the inclusion of information about any stockholder proposal in Stratos’ proxy statement.
COPY OF FORM 10-K
      If you would like a copy of our Annual Report on Form 10-K, please submit a written request to Stratos International, Inc., 7444 West Wilson Avenue, Chicago, Illinois 60706, Attention: corporate secretary. A copy of our Annual Report on Form 10-K is also available on our website at www.stratosinternational.com.
OTHER MATTERS
      Following our annual meeting, there will be an opportunity for stockholders to ask questions to our Board members and executive officers. Our board of directors knows of no matters other than the election of directors and the amendments to our Restated Certificate of Incorporation that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By order of the Board of Directors

Phillip A. Harris
President and Chief Executive Officer
Chicago, Illinois
August 8, 2005

APPENDIX A
AMENDMENTS TO RESTATED CERTIFICATE OF INCORPORATION

Current Text
      The current text of Article IV, Section A, of Stratos’ Restated Certificate of Incorporation reads as follows:

“ARTICLE IV
      A. The total number of shares of capital stock which the Corporation shall have authority to issue is 105,000,000, consisting of 100,000,000 shares of common stock par value $0.01 per share (the “Common Stock”), and 5,000,000 shares of preferred stock par value $0.01 per share (the “Preferred Stock”).”

Amended Text if Proposal 2 is Approved but Proposal 3 is not Approved
      In the event Proposal 2, to approve an amendment to reduce the number of authorized shares of common stock, is approved, but Proposal 3, to approve an amendment to reduce the number of authorized shares of preferred stock, is not approved, then Article IV, Section A, of Stratos’ Restated Certificate of Incorporation will be amended and restated to read in its entirety as follows:

“ARTICLE IV
      A. The total number of shares of capital stock which the Corporation shall have authority to issue is 25,000,000, consisting of 20,000,000 shares of common stock par value $0.01 per share (the “Common Stock”), and 5,000,000 shares of preferred stock par value $0.01 per share (the “Preferred Stock”).”

Amended Text if Proposal 2 is not Approved but Proposal 3 is Approved
      In the event Proposal 2, to approve an amendment to reduce the number of authorized shares of common stock, is not approved, but Proposal 3, to approve an amendment to reduce the number of authorized shares of preferred stock, is approved, then Article IV, Section A, of Stratos’ Restated Certificate of Incorporation will be amended and restated to read in its entirety as follows:

“ARTICLE IV
      A. The total number of shares of capital stock which the Corporation shall have authority to issue is 101,000,000, consisting of 100,000,000 shares of common stock par value $0.01 per share (the “Common Stock”), and 1,000,000 shares of preferred stock par value $0.01 per share (the “Preferred Stock”).”

Amended Text if Proposal 2 and Proposal 3 are Approved
      In the event Proposal 2, to approve an amendment to reduce the number of authorized shares of common stock, is approved, and Proposal 3, to approve an amendment to reduce the number of authorized shares of preferred stock, is also approved, then Article IV, Section A, of Stratos’ Restated Certificate of Incorporation will be amended and restated to read in its entirety as follows:

“ARTICLE IV
      A. The total number of shares of capital stock which the Corporation shall have authority to issue is 21,000,000, consisting of 20,000,000 shares of common stock par value $0.01 per share (the “Common Stock”), and 1,000,000 shares of preferred stock par value $0.01 per share (the “Preferred Stock”).”

A-1

APPENDIX B
AMENDMENT TO 2003 STOCK PLAN

Current Text
      The current text of Section 3 of the 2003 Stock Plan reads as follows:

“3. Stock Subject to the Plan.

Subject to adjustment as provided in Section 12 hereof, the aggregate number of shares of Common Stock for which Awards may be issued under this Plan may not exceed 750,000 shares. Reserved shares may be either authorized but unissued shares or treasury shares, in the Board’s discretion. If any Award under this Plan or any Prior Plan shall terminate, expire or be cancelled or forfeited, then the shares of Common Stock covered by such Award may be subject to new Awards under this Plan. Notwithstanding the foregoing, the total number of shares of Common Stock with respect to which Awards may be granted to any Participant in any calendar year shall not exceed 250,000 shares (subject to adjustment as provided in Section 12 hereof).

Upon completion of the merger between the Company and Sterling Holding Company described in the Company’s Registration Statement on Form S-4 (Reg. No. 333-108213), the 750,000 limitation in the above paragraph shall be increased by 620,000 shares to a total of 1,370,000 shares, and the 250,000 limitation in the above paragraph shall be increased by 206,666 shares to a total of 456,666 shares, in order to reflect in the increase in the Company’s outstanding shares as a result of the merger.”

Amended Text if Proposal 4 is Approved
      In the event Proposal 4, to approve an amendment to the 2003 Stock Plan to increase the share reserve under the plan by 1,330,000 shares, is approved, then Section 3 of the 2003 Stock Plan will be amended and restated to read in its entirety as follows:

“3. Stock Subject to the Plan.

Subject to adjustment as provided in Section 12 hereof, the aggregate number of shares of Common Stock for which Awards may be issued under this Plan may not exceed 2,700,000 shares. Reserved shares may be either authorized but unissued shares or treasury shares, in the Board’s discretion. If any Award under this Plan or any Prior Plan shall terminate, expire or be cancelled or forfeited, then the shares of Common Stock covered by such Award may be subject to new Awards under this Plan. Notwithstanding the foregoing, the total number of shares of Common Stock with respect to which Awards may be granted to any Participant in any calendar year shall not exceed 456,666 shares (subject to adjustment as provided in Section 12 hereof).”

B-1

APPENDIX C
SUMMARY OF TERMS OF 2003 STOCK PLAN
      The following is a summary of the material terms and provisions of the 2003 Stock Plan. This summary does not purport to describe all the terms of the 2003 Stock Plan and is qualified in its entirety by reference to the 2003 Stock Plan, which is an exhibit to Stratos’ Annual Report on Form 10-K and a copy of which may be obtained by any stockholder upon request to our corporate secretary at c/o: Stratos International, Inc., 7444 West Wilson Avenue, Chicago, Illinois 60706.
Shares Available for Issuance
      The aggregate number of shares of Stratos common stock that may be issued under the 2003 Stock Plan may not exceed 1,370,000 shares, or 2,700,000 shares if Proposal 4 is approved. The total number of shares of Stratos common stock with respect to which awards may be granted to any participant in any calendar year shall not exceed 456,666 shares. If any award under the 2003 Stock Plan, the 2000 Stock Plan or the 2002 Stock Plan shall terminate, expire or be cancelled or forfeited, the shares of Stratos common stock covered by such award may be subject to new awards under the 2003 Stock Plan.
Effective Date
      The 2003 Stock Plan became effective upon approval by the Stratos shareholders on November 6, 2003. The 2003 Stock Plan will terminate ten years after it became effective.
Administration And Eligibility
      The 2003 Stock Plan will be administered by a committee composed of two or more directors elected by the Stratos board. In the absence of such an election by the Stratos board, the Committee (as defined in the 2003 Stock Plan) shall mean Stratos’ Compensation Committee. The Committee may delegate some of its authority under the 2003 Stock Plan in accordance with the terms of the 2003 Stock Plan. Participants in the 2003 Stock Plan will include selected directors and employees of Stratos, its subsidiaries and affiliates, and others performing services on their behalf.
Awards
      Nonqualified Stock Options (“NSOs”). The Committee may grant NSOs to any participant and will determine the terms and conditions of each grant, including the number of shares subject to each NSO and the option period. The Committee also will determine the option exercise price, which may not be less than 100% of the fair market value of Stratos common stock. Fair market value is defined in the 2003 Stock Plan as the closing price for the Stratos common stock on the grant date (or if no sales occurred on that date, the next trading day on which actual sales occurred), as reported by the Nasdaq National Market or any securities exchange or automated quotation system of a registered securities association on which the common stock is then traded or quoted. Unless the Committee otherwise determines, the option period for NSOs will expire upon the earliest to occur of the following: (1) ten years after the date of grant, (2) in the case of a participant who is an employee or director, three months after termination of employment or service for any reason other than cause, death, or total and permanent disability, (3) in the case of a participant who is a service provider, three months after the date the participant ceases to perform services, (4) upon termination of employment or service on the board for cause, (5) twelve months after death or total and permanent disability of an employee or director, or (6) such other date or event as specified by the Committee.
      Incentive Stock Options (“ISOs”). The Committee may grant ISOs to any employee of Stratos or its subsidiaries, and will determine the terms and conditions of each grant, including the number of shares subject to each ISO and the option period. The ISO exercise price will also be determined by the Committee, but may not be less than the fair market value of the common stock. The exercise price may not be less than 110% of such fair market value if the participant was the holder of more than 10% of Stratos’ outstanding voting securities. Unless the Committee otherwise determines, the option period for ISOs will expire upon the earliest to occur of the following: (1) ten years after the date of grant (five years in the case of a holder of more than 10% of Stratos’ outstanding voting securities), (2) three months after termination of employment for any reason other than cause, death or total and permanent disability, (3) immediately upon termination of employment for cause, (4) twelve months after death or termination of employment on account of total and permanent disability, or (5) such other date or event as specified by the Committee.
      Restricted Stock Awards. The Committee may grant restricted stock to any participant. Upon completion of a vesting period and the fulfillment of any required conditions, restrictions upon the restricted stock would expire and new certificates representing unrestricted shares of Stratos common stock would be issued to the participant. Generally, the participant would have all of the rights of a Stratos shareholder with respect to his or her shares of restricted stock including, but not limited to, the right to vote such shares and the right to receive dividends payable with respect to the shares of restricted stock.
      Stock Appreciation Rights (“SARs”). The Committee may grant an SAR to any participant. SARs may relate to and be associated with all or any part of a specific ISO or NSO. An SAR shall entitle the participant to surrender any then exercisable portion of the SAR and, if applicable, the related ISO or NSO for an amount equal to the product of (1) the excess of the fair market value of a share of common stock as of the date of surrender over the fair market value of the common stock as of the date the SAR was issued, or, if the SAR is related to an ISO or an NSO, the per share exercise price under such option and (2) the number of shares of Stratos common stock subject to such SAR, and, if applicable, the related option which is surrendered. SARs would be exercisable during a period established by the Committee and, if related to an ISO or NSO, shall terminate on the same date as the related option. Upon exercise, participants would be paid in shares of common stock or cash, as determined by the Committee.
Manner of Exercise
      The Committee may permit the exercise price for options granted under the 2003 Stock Plan to be paid in cash or shares of Stratos common stock, including shares of Stratos common stock which the participant received upon the exercise of one or more options. The Committee also may permit the option exercise price to be paid by the participant’s delivery of an election directing Stratos to withhold shares of Stratos common stock from the Stratos common stock otherwise due upon exercise of the option, or any method permitted by law.
Vesting
      All awards will be subject to a vesting schedule established by the Committee at the time of grant, which schedule may provide for full and immediate vesting of any award.
      Any awards that are not vested at the time a participant’s employment or service is terminated will be immediately and automatically forfeited, unless the agreement evidencing the award provides otherwise or the provisions regarding a change of control apply.
Adjustments for Changes in Capital Structure
      If there is any stock split, stock dividend, spin-off, recapitalization, merger, consolidation, reorganization or combination or other event which changes Stratos’ corporate structure or shares of common stock, the Committee may make appropriate adjustments to any outstanding awards and to the number of shares of Stratos common stock available for awards under the 2003 Stock Plan (including the maximum number of shares which may be subject to an award in any calendar year).
Change of Control
      The 2003 Stock Plan provides that if within the twelve months following a change of control a participant is terminated without cause or resigns for reasons relating to relocation or decreased responsibilities or compensation, all NSOs, ISOs and SARs granted prior to the change of control will vest and all restrictions on restricted stock granted prior to the change of control will lapse.
      For purposes of the 2003 Stock Plan, unless otherwise provided in the award agreement, a “change of control” shall be deemed to have occurred if (1) any person (other than any subsidiary or any employee benefit plan of Stratos) is or becomes a beneficial owner, directly or indirectly, of Stratos shares representing 30% or more of the total voting power of Stratos’ then outstanding stock; (2) a tender offer is made by any person who could own more than 50% of the Stratos shares or any person who owns or has accepted for payment more than 25% of the Stratos shares; or (3) individuals who were the Stratos board’s nominees for election as directors immediately prior to a meeting of the Stratos shareholders involving a contest for the election of directors shall not constitute a majority of the Stratos board following the election.
Amendment and Termination
      The Stratos board of directors may amend the 2003 Stock Plan at any time, but may not impair the rights of participants with respect to any outstanding awards without the consent of such participants.
      The 2003 Stock Plan will terminate ten years after the approval of the 2003 Stock Plan by the Stratos shareholders; provided, however, that the Stratos board of directors may terminate the 2003 Stock Plan at any time before that date. Termination of the 2003 Stock Plan will not affect the rights of participants with respect to any awards granted before the termination date.
Federal Tax Consequences
      Nonqualified Stock Options. Generally, the recipient of an NSO realizes no taxable income at the time of grant. Similarly, Stratos is not entitled to a deduction with respect to the grant of an NSO.
      Upon the exercise of an NSO, a participant realizes income at ordinary income tax rates. The amount included in income is the excess of the fair market value of the common stock acquired (as of the date of exercise) over the exercise price. Stratos will generally be entitled to a corresponding deduction equal to this amount for Stratos’ taxable year that ends with or includes the end of the participant’s taxable year of income inclusion. Stratos’ deduction is only allowed, however, to the extent the amount is considered “reasonable compensation.”
      A participant’s basis in the common stock acquired upon the exercise of an NSO will be the exercise price, plus any amount includable in the participant’s gross income upon the exercise of the NSO. The gain or loss realized by the participant upon a subsequent sale or exchange of the shares will be a capital gain or loss.
      Incentive Stock Options. Provided a participant is an employee of Stratos during the period beginning on the date of grant of the ISO and ending on the day three months before the date of exercise, neither the grant nor the exercise of an ISO has an immediate tax consequence to the participant or Stratos. If subsequent to the exercise of an ISO the participant does not dispose of the acquired common stock within two years after the date of the grant of the ISO, or within one year after the date of the transfer of the common stock to the participant, Stratos is not entitled to a tax deduction, the participant realizes no ordinary income, and any gain or loss that is realized on the subsequent sale or taxable exchange of the common stock is treated by the participant as a long-term capital gain or loss. Certain tax deductions and exclusions, known as “tax preference items,” give rise to an “alternative minimum tax” enacted to recapture some of the tax savings provided by such tax preference items. The tax benefits associated with an ISO are tax preference items that may affect the alternative minimum tax that must be paid by certain individuals.
      If a participant exercises an ISO and disposes of the acquired common stock before the end of the holding period, the participant’s and Stratos’ tax treatment will be the same as if the participant had exercised an NSO. Therefore, the participant will realize ordinary income in an amount equal to the excess, if any, between the option price of the common stock and the fair market value of such common stock on the date of exercise. Stratos will be entitled to a corresponding tax deduction in the same amount and at the same time.

      Restricted Stock. Generally, because of the risk of forfeiture prior to vesting (and certain other restrictions that may be imposed by the Committee), no taxable income will be recognized by the participant upon an award of restricted stock. However, a participant may make an election under section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), within 30 days of the date of issuance of the restricted stock, to be taxed at the time of issuance. Any participant who makes such an election will recognize ordinary income on the date of issuance of the restricted stock equal to its fair market value at that time. Stratos is entitled to an equivalent deduction. No additional income would then be recognized by the participant upon the lapse of restrictions on the restricted stock. Absent an election under section 83(b) of the Code, a participant does not recognize taxable income upon the award of restricted stock. Rather, the participant is deemed to receive ordinary income at the time the restrictions on the restricted stock lapse. The amount of the participant’s taxable income is equal to the fair market value of the unrestricted stock, less any amount paid by the participant for the restricted stock. Stratos is entitled to a corresponding deduction at such time for the same amount.
      Unless an election under section 83(b) of the Code is made, dividends paid to a participant while the restricted stock remains subject to restrictions are treated as compensation for federal income tax purposes. Any dividends paid on the restricted stock subsequent to an election under section 83(b) of the Code are treated as dividend income, rather than compensation, for federal income tax purposes.
New Plan Benefits
      Awards under the 2003 Stock Plan are discretionary. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the 2003 Stock Plan.
      The following table summarizes the restricted stock grants that were made to each of the Named Officers, as well as the groups indicated below, under the 2003 Stock Plan during the 2005 fiscal year:

Number of
Shares Granted

Phillip A. Harris	100,000
Barry Hollingsworth	18,250
Richard C.E. Durrant	22,000
Joe Norwood	26,000
Newell V. Starks	24,000
James W. McGinley	0
David A. Slack	0
Executive Officers as a Group	190,250
Non-Employee Directors as a Group	60,000
Non-Executive Officer Employees as a Group	133,584

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

TO WITHHOLD
1.The election of Messrs.	FOR ALL OF THE	AUTHORITY TO VOTE
01 Reginald W. Barrett,	NOMINEES	FOR ANY
02 Kenne P. Bristol,	LISTED (EXCEPT	INDIVIDUAL
03 Phillip A. Harris,	AS INDICATED	NOMINEE, check this
04 David Y. Howe,	TO THE	box and write the
05 Charles Daniel Nelsen,	CONTRARY	name of the
06 Edward J. O’Connell and	BELOW):	nominee below:
07 Newell V. Starks	☐	☐
as Directors in each case to serve until the annual meeting following the end of fiscal year 2006 or until their successors are duly elected and qualified.
Withheld for the nominees you list below:
(Write that nominee’s name in the space provided below.)

		FOR	AGAINST	ABSTAIN
2.	Amendment to Stratos’ Restated Certificate of Incorporation to reduce the number of authorized shares of common stock from 100,000,000 to 20,000,000	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	Amendment to Stratos’ Restated Certificate of Incorporation to reduce the number of authorized shares of preferred stock from 5,000,000 to 1,000,000	☐	☐	☐
		FOR	AGAINST	ABSTAIN
4.	Amendment to the Stratos Lightwave, Inc 2003 Stock Plan to increase the number of shares reserved for issuance under the Plan by 1,330,000 shares	☐	☐	☐

5.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Signature	Signature	Date

NOTE: Please sign as name appears heron. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.
You are urged to mark, sign, date and return your proxy without delay in the return envelope provided for that purpose, which requires no postage if mailed in the United States.
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time
September 12, 2005, the last business day prior to the Annual Meeting.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/stlw Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy in hand when you call, and follow the instructions.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
You can view the Annual Report and Proxy Statement on
the internet at www.stratoslightwave.com

PROXY CARD
STRATOS INTERNATIONAL, INC.
Annual Meeting of Stockholders, September 13, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS OF STRATOS INTERNATIONAL, INC.
The undersigned hereby appoints Phillip A. Harris, Barry Hollingsworth, Kenneth E. Rapacz and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Stratos International, Inc. Common Stock and Series B Preferred Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held September 13, 2005 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.
You can now access your Stratos International, Inc. account online.
Access your Stratos International, Inc. stockholder account online via Investor ServiceDirect® (ISD).
Mellon Investor Services LLC, Transfer Agent for Stratos International, Inc., now makes it easy and convenient to get current information on your stockholder account.

• View account status	• Make address changes
• View certificate history	• Establish/change your PIN
• View book-entry information
Visit us on the web at http://www.melloninvestor.com
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC